EXHIBIT (99)(a)

NEWS RELEASE

January 31, 2011
Contact:	Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES 2010 ANNUAL EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported net income of $1.8 million for the year ended December 31, 2010, resulting in $0.33 basic and diluted net earnings per share, before adjustment for preferred stock dividends and accretion, as compared to $2.9 million, or $0.53 basic and diluted net earnings per share, for the same period one year ago.    After adjusting for dividends and accretion on preferred stock, net earnings available to common shareholders for the year ended December 31, 2010, were $448,000 or $0.08 basic and diluted net earnings per common share as compared to $1.7 million, or $0.30 basic and diluted net earnings per common share, for the same period one year ago.  Tony W. Wolfe, President and Chief Executive Officer, attributed the decrease in year-to-date earnings to an increase in provision for loan losses, which was partially offset by an increase in net interest income, an increase in non-interest income and a decrease in non-interest expense.  Mr. Wolfe stated that the current economic conditions continue to stress both our borrowers and the collateral supporting our loans.  The Bank strives to proactively work with its customers to identify potential problems.  If found, the Bank works to quickly recognize identifiable losses and to establish a plan, with the borrower, if possible, to have the loans paid off.  This process has increased the levels of charge-offs and provision for loan losses in each quarter of 2010.  Mr. Wolfe noted that he was pleased to report that the Company remained profitable for the year ended December 31, 2010, during these challenging economic conditions.

For the quarter ended December 31, 2010, the Company incurred a net loss of $439,000 or $0.08 basic and diluted net loss per share, before adjustment for preferred stock dividends and accretion, as compared to net earnings of $632,000, or $0.11 basic and diluted net earnings per share, for the same period one year ago.  After adjusting for dividends and accretion on preferred stock, the Company reported a $787,000 net loss available to common shareholders for the three months ended December 31, 2010, or $0.14 basic and diluted net loss per common share as compared to $284,000 net earnings available to common shareholders, or $0.05 basic and diluted net earnings per common share, for the same period one year ago.  Mr. Wolfe attributed the decrease in fourth quarter earnings to an increase in provision for loan losses as discussed below.

Year-to-date net interest income as of December 31, 2010, increased to $33.3 million compared to $32.9 million for the same period one year ago.   This increase is primarily attributable to a reduction in interest expense due to a decrease in the cost of funds for time deposits.   Net interest income after the provision for loan losses decreased 24% to $16.9 million for the year ended December 31, 2010, compared to $22.3 million for the same period one year ago.  The provision for loan losses for the year ended December 31, 2010, was $16.4 million as compared to $10.5 million for the same period one year ago, primarily attributable to an increase in non-performing assets and a $10.2 million increase in net charge-offs during the year ended December 31, 2010, compared to the same period last year.  Net charge-offs during the year ended December 31, 2010, included $10.2 million on acquisition, development and construction (“AD&C”) loans, $4.0 million on mortgage loans and $2.2 million on non-real estate loans, which included $1.7 million on commercial loans.

Non-interest income increased 17% to $13.9 million for the year ended December 31, 2010, as compared to $11.8 million for the same period one year ago primarily due to a $2.0 million increase in gains on the sale of securities for the year ended December 31, 2010, as compared to the same period one year ago.

Non-interest expense decreased 3% to $28.9 million for the year ended December 31, 2010, as compared to $29.9 million for the same period last year. The decrease in non-interest expense included: (1) a decrease of $634,000 or 4% in salaries and benefits expense primarily due to a $322,000 decrease in supplemental retirement plan expense, a $275,000 decrease in 401-K plan expense and a $122,000 decrease in salary expense and (2) a decrease of $328,000 or 3% in non-interest expenses other than salary, employee benefits and occupancy expenses primarily due to a decrease of $458,000 in debit card expense.

Net interest income was $8.6 million for the three-month period ended December 31, 2010, compared to $8.5 million for the same period one year ago.  Net interest income after the provision for loan losses decreased 55% to $2.3 million during the fourth quarter of 2010, compared to $5.1 million for the same period one year ago.  The provision for loan losses for the three months ended December 31, 2010, was $6.2 million as compared to $3.4 million for the same period one year ago, primarily attributable to a $5.0 million increase in net charge-offs during fourth quarter 2010, compared to fourth quarter 2009.

Non-interest income amounted to $4.3 million for the three months ended December 31, 2010, as compared to $2.9 million for the same period last year.  This increase is primarily attributable to a $1.4 million increase in gains on the sale of securities for the three months ended December 31, 2010, as compared to the same period one year ago.

Non-interest expense increased 4% to $7.5 million for the three months ended December 31, 2010, as compared to $7.2 million for the same period last year.  The increase in non-interest expense included: (1) an increase of $132,000 or 4% in salaries and benefits expense, (2) an increase of $31,000 or 2% in occupancy expense and (3) an increase of $116,000 or 5% in non-interest expenses other than salary, employee benefits and occupancy expenses.

Total assets as of December 31, 2010, amounted to $1.1 billion, an increase of 2% compared to total assets of $1.0 billion at December 31, 2009.  This increase is primarily attributable to an increase in investment securities available for sale.  Available for sale securities increased 40% to $272.4 million as of December 31, 2010, compared to $195.1 million as of December 31, 2009.  This increase reflects the investment of additional funds received from growth in deposits and a decrease in loans.  Total loans amounted to $726.2 million as of December 31, 2010, compared to $778.1 million as of December 31, 2009.  This decrease reflects a decline in loan originations combined with continuing payments on existing loans.

Non-performing assets increased 63% to $46.9 million or 4.40% of total assets at December 31, 2010, compared to $28.8 million or 2.74% of total assets at December 31, 2009 primarily due to a $17.3 million increase in non-accrual loans.  Non-performing loans include $23.1 million in AD&C loans, $16.2 million in commercial and residential mortgage loans and $1.0 million in other loans at December 31, 2010, as compared to $4.8 million in AD&C loans, $18.3 million in commercial and residential mortgage loans and $1.7 million in other loans as of December 31, 2009.  Included in AD&C non-accrual loans at December 31, 2010, is $10.9 million in loans to the largest AD&C relationship in the Bank that are current but whose repayment is dependent upon the underlying collateral and whose terms are interest only.  The allowance for loan losses at December 31, 2010, amounted to $15.5 million or 2.13% of total loans compared to $15.4 million or 1.98% of total loans at December 31, 2009.  According to Mr. Wolfe, management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits amounted to $838.7 million as of December 31, 2010, representing an increase of 4% over deposits of $809.3 million at December 31, 2009.  Core deposits, which include non-interest bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposits of denominations less than $100,000, increased $23.7 million or 4% to $592.7 million at December 31, 2010, as compared to $569.0 million at December 31, 2009.  Certificates of deposit in amounts greater than $100,000 or more totaled $241.4 million at December 31, 2010, as compared to $233.1 million at December 31, 2009.  This increase is partially due to a $3.7 million increase in certificates of deposit issued through the Certificate of Deposit Account Registry Service (CDARS) as of December 31, 2010, compared to December 31, 2009.

Securities sold under agreement to repurchase amounted to $34.1 million at December 31, 2010, as compared to $36.9 million at December 31, 2009.

Shareholders’ equity was $96.9 million, or 9.07% of total assets, at December 31, 2010, as compared to $99.2 million, or 9.46% of total assets, at December 31, 2009.  The Company’s total risk-based capital ratio was 15.52% at December 31, 2010, which exceeds the regulatory “well-capitalized” threshold of 10.00%.

Peoples Bank operates 22 offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Union, Iredell and Wake Counties.  The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared.  These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission,  including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2009.

CONSOLIDATED BALANCE SHEETS
December 31, 2010 and December 31, 2009
(Dollars in thousands)

	December 31, 2010	December 31, 2009
	(Unaudited)
ASSETS:
Cash and due from banks	$22,521	$29,633
Interest bearing deposits	1,456	1,707
Cash and cash equivalents	23,977	31,340

Certificates of deposits	735	3,345

Investment securities available for sale	272,449	195,115
Other investments	5,761	6,346
Total securities	278,210	201,461

Mortgage loans held for sale	3,814	2,840

Loans	726,160	778,056
Less: Allowance for loan losses	(15,493)	(15,413)
Net loans	710,667	762,643

Premises and equipment, net	17,334	17,947
Cash surrender value of life insurance	7,539	7,282
Accrued interest receivable and other assets	25,376	21,636
Total assets	$1,067,652	$1,048,494

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Non-interest bearing demand	$114,792	$117,636
NOW, MMDA & Savings	332,511	290,273
Time, $100,000 or more	241,366	233,142
Other time	150,043	168,292
Total deposits	838,712	809,343

Demand notes payable to U.S. Treasury	1,600	636
Securities sold under agreement to repurchase	34,094	36,876
Short-term Federal Reserve Bank borrowings	-	-
FHLB borrowings	70,000	77,000
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	5,769	4,797
Total liabilities	970,794	949,271

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; issued and outstanding
25,054 shares in 2010 and 2009	24,582	24,476
Common stock, no par value; authorized
20,000,000 shares; issued and
outstanding 5,541,413 shares in 2010
and 5,539,056 shares in 2009	48,281	48,269
Retained earnings	23,608	23,573
Accumulated other comprehensive income	387	2,905
Total shareholders' equity	96,858	99,223

Total liabilities and shareholders' equity	$1,067,652	$1,048,494

CONSOLIDATED STATEMENTS OF INCOME
For the three months and years ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

	Three months ended		Years ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$10,031	$10,608	$40,267	$43,211
Interest on federal funds sold	-	-	-	1
Interest on investment securities:
U.S. Government sponsored enterprises	1,068	1,514	5,035	5,461
States and political subdivisions	725	376	2,173	1,242
Other	51	31	205	122
Total interest income	11,875	12,529	47,680	50,037

INTEREST EXPENSE:
NOW, MMDA & savings deposits	829	899	3,472	2,965
Time deposits	1,527	2,017	6,786	9,687
FHLB borrowings	780	911	3,285	3,577
Junior subordinated debentures	101	101	411	546
Other	88	100	394	412
Total interest expense	3,325	4,028	14,348	17,187

NET INTEREST INCOME	8,550	8,501	33,332	32,850
PROVISION FOR LOAN LOSSES	6,221	3,379	16,438	10,535
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	2,329	5,122	16,894	22,315

NON-INTEREST INCOME:
Service charges	1,433	1,478	5,626	5,573
Other service charges and fees	511	490	2,195	2,058
Gain (loss) on sale and write-down of securities	1,365	-	3,057	1,072
Mortgage banking income	160	194	532	827
Insurance and brokerage commission	114	128	390	414
Miscellaneous	704	592	2,084	1,879
Total non-interest income	4,287	2,882	13,884	11,823

NON-INTEREST EXPENSES:
Salaries and employee benefits	3,660	3,528	14,124	14,758
Occupancy	1,450	1,419	5,436	5,409
Other	2,410	2,294	9,388	9,716
Total non-interest expense	7,520	7,241	28,948	29,883

EARNINGS BEFORE INCOME TAXES	(904)	763	1,830	4,255
INCOME TAXES	(465)	131	(11)	1,339

NET EARNINGS	(439)	632	1,841	2,916

Dividends and accretion on preferred stock	348	348	1,393	1,246

NET EARNINGS (LOSS) AVAILABLE TO
COMMON SHAREHOLDERS	$(787)	$284	$448	$1,670

PER COMMON SHARE AMOUNTS
Basic net earnings (loss)	$(0.14)	$0.05	$0.08	$0.30
Diluted net earnings (loss)	$(0.14)	$0.05	$0.08	$0.30
Cash dividends	$0.02	$0.07	$0.08	$0.26
Book value	$12.96	$13.39	$12.96	$13.39

FINANCIAL HIGHLIGHTS
For the three months and years ended December 31, 2010 and 2009
(Dollars in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$242,793	$189,232	$219,797	$161,135
Loans	740,249	781,617	757,532	782,465
Earning assets	1,016,888	981,359	999,054	956,680
Assets	1,088,333	1,053,448	1,078,140	1,016,252
Deposits	854,745	811,451	840,343	772,075
Shareholders' equity	100,187	100,012	101,529	101,162

SELECTED KEY DATA:
Net interest margin (tax equivalent)	3.49%	3.54%	3.46%	3.53%
Return of average assets	-0.16%	0.24%	0.17%	0.29%
Return on average shareholders' equity	-1.71%	2.51%	1.81%	2.88%
Shareholders' equity to total assets (period end)	9.07%	9.46%	9.07%	9.46%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$17,718	$15,474	$15,413	$11,025
Provision for loan losses	6,221	3,379	16,438	10,535
Charge-offs	(8,548)	(3,504)	(16,910)	(6,670)
Recoveries	102	64	552	523
Balance, end of period	$15,493	$15,413	$15,493	$15,413

ASSET QUALITY:
Non-accrual loans			$40,062	$22,789
90 days past due and still accruing			211	1,977
Other real estate owned			6,673	3,997
Total non-performing assets			$46,946	$28,763
Non-performing assets to total assets			4.40%	2.74%
Allowance for loan losses to non-performing assets			33.00%	53.59%
Allowance for loan losses to total loans			2.13%	1.98%

LOAN RISK GRADE ANALYSIS:	Percentage of Loans
	By Risk Grade*
	12/31/2010	12/31/2009
Risk Grade 1 (excellent quality)	3.36%	3.51%
Risk Grade 2 (high quality)	16.60%	16.30%
Risk Grade 3 (good quality)	47.00%	50.99%
Risk Grade 4 (management attention)	21.31%	17.12%
Risk Grade 5 (watch)	2.84%	7.41%
Risk Grade 6 (substandard)	3.09%	1.45%
Risk Grade 7 (low substandard)	0.00%	0.04%
Risk Grade 8 (doubtful)	0.00%	0.00%
Risk Grade 9 (loss)	0.00%	0.00%

*Excludes non-accrual loans
At December 31, 2010 there were four relationships exceeding $1.0 million (which totaled $7.0 million) in the Watch risk grade, nine relationships exceeding $1.0 million in the Substandard risk grade (which totaled $16.9 million) and no relationships exceeding $1.0 million in the Low Substandard risk grade. There was one relationship with loans in the Watch risk grade and the Substandard risk grade totaling $1.5 million. These customers continue to meet payment requirements in accordance with the terms of the promissory notes on these loans.

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